EXHIBIT 3


                                                       EXECUTION VERSION

                          WARRANT ALLOCATION AGREEMENT

            Agreement dated as of June 5, 1997 by and between HPA Associates, LLC ("HPA"), EMP Associates LLC ("EMP"), Pellinore Securities Corp. ("Pellinore") and Axiom Capital Management Inc. ("Axiom") (Pellinore and Axiom hereinafter being collectively referred to as the "Pellinore Placement Agents"), in connection with the placement of $6,000,000 of Series A Preferred Stock ("Series A Preferred Stock") to be issued by Empire of Carolina, Inc. ("Empire").

            HPA and EMP are parties to a Securities Purchase Agreement with Empire dated as of May 5, 1997 (as it may be amended from time to time, the "Securities Purchase Agreement"). Defined terms used in this Agreement that are not otherwise defined have the meanings given to them in the Securities Purchase Agreement. Pursuant to the Securities Purchase Agreement and Empire's exercise of the option to obtain the Additional Financing specified thereunder, and subject to the terms and conditions thereof, HPA and EMP have agreed to purchase, or identify purchasers for, $11,000,000 of Series A Preferred Stock (including Series A Preferred Stock to be acquired upon conversion of the Notes issued in the Bridge Financing, as defined below) at the closing of the Permanent Financing.

            In conjunction with the sale of the Series A Preferred Stock and the provision of earlier financing, effective May 6, 1997 (the "Bridge Financing"), pursuant to which HPA and EMP purchased the Notes of and from Empire, HPA and EMP received 5,000,000 Warrants to purchase common stock of Empire at a price of $1.375 per share (the "Initial Warrants").




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            HPA, EMP and the Pellinore Placement Agents desire to allocate the
Initial Warrants, in the manner herein provided, upon the occurrence of the Permanent Financing.

            Now, therefore, in consideration of the premises, the parties hereto hereby agree as follows:

            1.    ALLOCATION OF INITIAL WARRANTS TO EMP.

                  1.1   Provided that, pursuant to the Securities Purchase

Agreement, HPA's and EMP's right to retain the Initial Warrants is not forfeited as a result of a failure of the Permanent Financing to occur under the circumstances specified in Section 2.2.1.3 of the Securities Purchase Agreement, upon the closing of the Permanent Financing EMP shall be entitled to retain 841,734 of the Initial Warrants.

                  1.2 The Pellinore Placement Agents shall undertake, in accordance with a placement agency agreement to be entered into between them and Empire (as further described in Section 3), to use their best efforts to obtain purchasers for $6,000,000 stated amount of Series A Preferred Stock (the "Pellinore Placement"). A total of 600,000 Initial Warrants ("Incentive Warrants") shall be sold to purchasers pursuant to the Pellinore Placement, allocated at the ratio of 100 Warrants for each $1,000 of stated amount of Series A Preferred Stock purchased. If HPA or any Pellinore Placement Agent (or any affiliated party of any of them) purchases Series A Preferred Stock in the Pellinore Placement for its own account, such purchaser shall be entitled to receive the same allocation of Incentive Warrants as any other purchaser of Series A Preferred Stock in the Pellinore Placement.




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                  1.3 In addition, the Pellinore Placement Agents shall be
entitled to be reallocated Initial Warrants, out of those held by HPA, in connection with the Pellinore Placement at the rate of 56,377 Initial Warrants ("Further Warrants") for each $1,000,000 stated amount of Series A Preferred Stock placed by them, PROVIDED that Series A Preferred Stock shall not be deemed to have been placed by the Pellinore Placement Agents to the extent that HPA Referred Parties (as defined in Section 1.4) purchase, together with purchases, if any, by HPA, Charles S. Holmes or James J. Pinto (the "HPA Parties") acting as principals, more than $2,000,000 of Series A Preferred Stock in the Pellinore Placement.

                  1.4 The HPA Parties shall refer potential purchasers ("HPA Referred Parties") of Series A Preferred Stock to the Pellinore Placement Agents until such time as HPA Referred Parties have committed to purchase at least $2,000,000 stated amount of Series A Preferred Stock through the Pellinore Placement Agents, PROVIDED that the Pellinore Placement Agents shall not be required to accept such referrals. The Pellinore Placement Agents acknowledge, however, that no warranty of any kind is offered by the HPA Parties that any such referrals will lead to the placement of shares of Series A Preferred Stock to HPA Referred Parties. The Pellinore Placement Agents shall be entitled to receive all placement agency fees payable and Further Warrants to be reallocated in connection with such placements of Series A Preferred Stock to HPA Referred Parties, PROVIDED that the Pellinore Placement Agents acknowledge that HPA Referred Parties may be represented by securities brokers unaffiliated with HPA and that the Pellinore Placement Agents agree to pay a portion of the Placement Fee (as defined in Section 3) to such




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securities brokers, in order to place sales of Series A Preferred Stock to HPA
Preferred Parties, of 1% of the 6% commission for the $2,000,000 so referred.

                  1.5 Pursuant to the terms of the Securities Purchase Agreement and the Notes, EMP has the right to convert all or any portion of the $2,500,000 Note purchased by it in the Bridge Financing (the "EMP Note") into Series A Preferred Stock on a dollar-for-dollar basis. EMP shall be obligated to so convert the full amount of the EMP Note at the earliest time that EMP is permitted to do so under the Securities Purchase Agreement, and upon doing so EMP shall be entitled to an allocation of 312,500 Initial Warrants.

            2. ALLOCATION OF BALANCE OF WARRANTS. The balance of the Initial Warrants, as well as all Additional Warrants issuable pursuant to the Securities Purchase Agreement, shall be either retained by HPA or allocated to other placement agents, for division among purchasers of Series A Preferred Stock and such placement agents, in HPA's discretion, PROVIDED that HPA acknowledges that it currently intends to allocate 1,250,000 Warrants to Commonwealth Associates, which is expected to serve as placement agent in the sale of $5,000,000 of Series A Preferred Stock in the Additional Financing.

            3.    COMMISSIONS AND FEES.

                  3.1 PAYMENT OF COMMISSIONS. The Pellinore Placement Agents shall enter into a placement agency agreement with Empire providing, in accordance with the terms of the Securities Purchase Agreement, for the payment by Empire of a placement agency fee equal to 6% of the dollar amount of Series A Preferred Stock sold through the Pellinore Placement Agents (the "Placement Fee"),




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including the Series A Preferred Stock that may be received upon conversion of the EMP Note in the amount of $2,500,000.

                  3.2 COUNSEL FEES. Out of the proceeds of the Placement Fee so payable to the Pellinore Placement Agents, they shall pay Empire's counsel, Sonnenschein Nath & Rosenthal, $20,000 in consideration of such counsel's legal services to Empire in connection exclusively with the placement of the Series A Preferred Stock.

            4. VOTING OF INITIAL WARRANTS UNTIL THE PERMANENT FINANCING. The parties acknowledge that at the closing of the Bridge Financing, a certificate representing 1,562,500 Initial Warrants was issued to EMP and a certificate representing 3,437,500 Initial Warrants was issued to HPA (the "Initial Warrant Certificates"). If any matter is submitted to a vote of holders of the Initial Warrants prior to the closing of the Permanent Financing, EMP and HPA shall each be entitled to vote the number of Warrants represented by the Initial Warrant Certificates.

            5. FAILURE OF PERMANENT FINANCING TO OCCUR DUE TO FAILURE TO MEET CERTAIN CLOSING CONDITIONS. If, in accordance with section 2.2.1.1 of the Securities Purchase Agreement, Permanent Financing Stock Purchasers are ready, willing and able to purchase $11,000,000 of Series A Preferred Stock (including through the conversion of the Notes issued in the Bridge Financing) in the Permanent Financing, but such purchase is not closed as a result of a failure of other closing conditions provided in section 3 of the Securities Purchase Agreement to be met, HPA and EMP shall be entitled to retain the 5,000,000 Initial Warrants pursuant to the terms of the Securities Purchase Agreement. If such circumstances occur, HPA shall be entitled to




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retain 3,437,500 Initial Warrants and EMP shall be entitled to retain 1,562,500
Initial Warrants, as represented by the Initial Warrant Certificates currently held by each of them.

            6. RESTRICTIONS ON, AND REQUIREMENTS OF, TRANSFER. Until the earlier of (i) the failure of the Permanent Financing to close as described in Section 5 or (ii) the occurrence of the closing of the Permanent Financing and the reallocation of the Initial Warrants in accordance with the provisions of this Agreement, EMP shall not sell, pledge, hypothecate or otherwise in any way transfer ("Transfer") ownership, or any incident thereof, of any Initial Warrants represented by the Initial Warrant Certificate held by it, and HPA shall not Transfer ownership, or any incident thereof, of 529,996 of the Initial Warrants represented by the Initial Warrant Certificate held by it (it being understood that such restriction upon HPA is imposed because the maximum number of Initial Warrants to which EMP and the Pellinore Placement Agents are entitled pursuant hereto (either for their own account or for transmission to third parties) is 2,092,496, or 529,996 greater than the 1,562,500 Initial Warrants represented by the Initial Warrant Certificate held by EMP). HPA and EMP shall transfer, between each other or to third parties, such number of Initial Warrants represented by their Initial Warrant Certificates as may be necessary to effectuate the allocations provided hereby.




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            IN WITNESS WHEREOF this agreement is executed as set forth below as of the date first written above.

                              HPA ASSOCIATES, LLC

                              By:  /s/  Charles S. Holmes
                                 ----------------------------------
                                  Name: Charles S. Holmes
                                  Title:   Managing Director

                              EMP ASSOCIATES LLC

                              By:   EMP Management LLC
                                    as Managing Member

                              By:  /s/  J. Richard Messina
                                 ----------------------------------
                                  Name: J. Richard Messina
                                  Title:   Manager

                              PELLINORE SECURITIES CORP.

                              By:  /s/  J. Richard Messina
                                 ----------------------------------
                                  Name:  J. Richard Messina
                                  Title: President

                              AXIOM CAPITAL MANAGEMENT INC.

                              By:  /s/ Mark D. Martino
                                 ----------------------------------
                                  Name:  Mark D. Martino
                                  Title: Managing Director